United States securities and exchange commission logo





                            December 23, 2022

       Willie Chiang
       Chairman of the Board and Chief Executive Officer
       PLAINS GP HOLDINGS, L.P.
       333 Clay Street, Suite 1600
       Houston, Texas 77002

                                                        Re: PLAINS GP HOLDINGS,
L.P.
                                                            Registration
Statement on Form S-3
                                                            Filed December 16,
2022
                                                            File No. 333-268843

       Dear Willie Chiang:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              David Oelman, Esq.